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                             DATE JULY 31, 2002
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                             DRAGON NOMINEES LIMITED

                                  IVAN BRADBURY












                   NOMINEE DECLARATION OF TRUST AND INDEMNITY








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                       DECLARATION OF TRUST AND INDEMNITY

DATE         JULY 31,2002

PARTIES

1 DRAGON NOMINEES LIMITED (a company registered in England and Wales with number 4490299) whose registered office is at 10 Norwich Street, London EC4A 1BD ("the Nominee")

2 IVAN BRADBURY of 49 South Lodge, 245 Knightsbridge, London SW7 1DG ("the Beneficial Owner")

RECITALS

A            By an agreement dated 12 July 2002 made between Mobile P.E.T.
             Systems, Inc. ("MPS"), a Company incorporated under the laws of Delaware (1), the Beneficial Owner (2) and Integrated Healthcare Management SA ("IHM") (3) (the "Securities Purchase Agreement"), the Beneficial Owner agreed to purchase 10,000,000 shares of common stock of MPS (the "Shares") and warrants to purchase 3,000,000 shares of MPS common stock (the "Warrants").

B The Beneficial Owner has assigned his rights under the Securities Purchase Agreement to the Nominee.

C The Beneficial Owner has provided the funds to the Nominee to purchase the Shares and the Warrants.

D The Shares and the Warrants will be registered in the name of the Nominee.

E The Nominee wishes to confirm that it will hold the Shares and the Warrants as nominee for the Beneficial Owner.



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DECLARATION OF TRUST AND INDEMNITY


The Nominee hereby declares that the Shares and the Warrants to be held in its name are held by it on trust for the Beneficial Owner.

1        DECLARATION OF TRUST

         The Nominee hereby covenants with the Beneficial Owner and his heirs, executors and assigns that:-

1.1 it will at all times hold the Shares and the Warrants and all profits, rights and interest accruing to or to accrue upon them upon trust for the Beneficial Owner;

1.2 it will at all times deal with, transfer and dispose of the Shares and/or the Warrants and the profits and proceeds thereof and any rights or privileges now or hereafter appertaining thereto in accordance with the instructions from time to time given to us by the Beneficial Owner and not otherwise;

1.3 it will at all times and whenever requested by the Beneficial Owner sign, execute and deliver any transfer, proxy form, receipt, notice or other instrument relating to the Shares and/or the Warrants or any such profits, proceeds, rights and privileges as aforesaid submitted to us by the Beneficial Owner; and

1.4 it will vote at any meetings in respect of the Shares and/or the Warrants as directed by the Beneficial Owner.

2        INDEMNITY

         The Beneficial Owner hereby covenants with the Nominee to keep the Nominee indemnified against:-

2.1 all actions, proceedings, claims and demands which may be brought or made against the Nominee; and



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2.2      all losses, costs, charges, damages and expenses incurred or suffered by the Nominee;

         whether directly or indirectly by reason of or in connection with the Shares and/or the Warrants and the registration of the Nominee as owner of the Shares and the Warrants.

3 The Nominee shall not be required to settle any losses, costs, charges, damages or expenses in respect of the Shares and/or the Warrants unless and until the Beneficial Owner shall have provided sufficient funds for such settlement.




EXECUTED AS A DEED by each of the Parties on the date set out at the head of this Assignment.



EXECUTED as a DEED and                  )
DELIVERED by DRAGON                     )
NOMINEES LIMITED                        )

                        Director                /s/ John Rhodes


                        Secretary






SIGNED and DELIVERED as a Deed          )      /s/ Ivan Bradbury
by IVAN BRADBURY                        )
in the presence of:-                    )





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